AMENDMENT TO INVESTMENT MANAGEMENT SERVICES AGREEMENT

Pursuant to mutual agreement as permitted under Part Five: RENEWAL AND TERMINATION, the Investment Management Services Agreement dated May 13, 1996, between Growth Trust, a Massachusetts business trust, on behalf of its underlying series portfolios, Growth Portfolio and Growth Trends Portfolio, and American Express Financial Corporation, is amended this 9th day of March 1999 as follows:

Part Two: Compensation To Investment Manager

The table setting forth asset charges in Part Two, (1)(a), is amended to read as follows:

 Assets                                               Annual rate at
 (billions)                                           each asset level
 First     $1.0                                       0.600%
 Next       1.0                                       0.575
 Next       1.0                                       0.550
 Next       3.0                                       0.525
 Next       6.0                                       0.500
 Next      12.0                                       0.490
 Over      24.0                                       0.480


 Growth Trust                             American Express Financial Corporation
  Growth Portfolio
  Growth Trends Portfolio


/s/ Leslie L. Ogg                         /s/ Pamela J. Moret
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    Leslie L. Ogg, Vice President             Pamela J. Moret, Vice President